Exhibit 99.1

Havertys Furniture Reports Operating Results for First Quarter 2026

Atlanta, Georgia, May 5, 2026 – Haverty Furniture Companies, Inc. (NYSE: HVT and HVT.A), today reported operating results for the first quarter ended March 31, 2026.

First Quarter 2026 versus First Quarter 2025:

•Diluted earnings per common share (“EPS”) of $0.26 versus $0.23.
•Consolidated sales increased 4.1% to $189.1 million.
•Comparable store sales increased 4.3%.
•Gross profit margin was 61.5% compared to 61.2%.

Steven G. Burdette, President and CEO said, “We are pleased with our first quarter results, delivering written business, delivered sales, and comp-store sales growth for a third consecutive quarter. Performance was led by strong Presidents' Day demand, gross profit margin expansion, and higher average tickets.

Our design program continues to be a key growth driver and differentiator for Havertys. Designer average tickets remain more than double our overall average ticket, and the program accounted for 35.3% of written business during the quarter, up over 200 basis points from 2025. We are excited about the program's trajectory and see significant opportunity ahead as we continue to provide a high-quality experience for our customers.

We also continued to execute on our store growth strategy, signing new store leases in the Dallas, TX, Atlanta, GA, and Fredericksburg, VA markets. With a strong balance, no funded debt, and sustained momentum across key operating metrics, we remain well positioned to continue growing our store base and execute on our long-term objectives."

NEWS RELEASE – May 5, 2026        Page 2

First Quarter ended March 31, 2026 Compared to Same Period of 2025
•Total sales up 4.1%, comp-store sales up 4.3% for the quarter. Total written business increased 6.4% and comp-store written business increased 7.0% for the quarter.
•Design consultants accounted for 35.3% of written business in 2026 and 33.2% in 2025.
•Gross profit margins increased to 61.5% in 2026 from 61.2% in 2025.
•SG&A expenses were 58.9% of sales versus 59.0% and increased $4.1 million. The primary drivers of this change are:
◦increase in selling expense of $2.4 million primarily due to higher commissioned-based compensation and third-party credit costs
◦increase in administrative expenses of $0.8 million primarily from increased salaries and related benefits.
◦increase in occupancy costs of $0.6 million related to new stores and the timing of repairs and maintenance.

Balance Sheet and Cash Flow for the Three Months Ended March 31, 2026

•Cash, cash equivalents, and restricted cash equivalents at March 31, 2026 are $114.1 million.
•Invested $7.0 million in capital expenditures.
•Purchased approximately 91,000 shares of common stock for $2.0 million.
•Paid $5.3 million in quarterly cash dividends.
•No debt outstanding at March 31, 2026, and credit availability of $80.0 million.

Expectations and Other
•Our 2026 guidance includes tariffs currently in effect as of May 5, 2026. We are closely monitoring the tariff developments to manage our exposure and minimize the effects on our business.
•Our expectations for gross profit margins for 2026 are between 60.5% to 61.0%, unchanged from our previous guidance. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence.
•Fixed and discretionary expenses within SG&A for the full year of 2026 are expected to be in the $307.0 to $309.0 million range, unchanged from our previous guidance. Variable SG&A expenses for the full year of 2026 are anticipated to be in the 18.6% to 18.8% range.
•Our effective tax rate for 2026 is expected to be 26.0%, excluding the impact from discrete items and any new tax legislation.
•Planned capital expenditures for the full year of 2026 are approximately $34.0 million, an increase from our previous guidance due to store growth.

NEWS RELEASE – May 5, 2026        Page 3

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended March 31,
	2026	2025
Sales	$189.1	$181.6
Gross Profit	116.2	111.1
Gross profit as a % of sales	61.5%	61.2%

SGA
Variable	36.3	33.6
Fixed	75.0	73.6
Total	111.3	107.2
SGA as a % of sales
Variable	19.2%	18.5%
Fixed	39.7%	40.5%
Total	58.9%	59.0%

Pre-tax income	6.0	5.3
Pre-tax income as a % of sales	3.2%	2.9%
Net income	4.3	3.8
Net income as a % of sales	2.3%	2.1%

Diluted earnings per share (“EPS”)	$0.26	$0.23

Other Financial and Operations Data
	Three Months Ended March 31,
	2026	2025
EBITDA (in millions)(1)	$11.3	$9.9
Sales per square foot	$169	$162
Average ticket	$3,707	$3,314

Liquidity Measures
	Three Months Ended March 31,			Three Months Ended March 31,
Free Cash Flow	2026	2025	Cash Returns to Shareholders	2026	2025
Operating cash flow	$(2.9)	$6.2	Share repurchases	$2.0	$2.0
			Dividends	5.3	5.2
Capital expenditures	(7.0)	(6.1)	Cash returns to shareholders	$7.3	$7.2
Free cash flow	$(9.9)	$0.1

Cash at period end	$114.1	$118.3

(1)See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – May 5, 2026        Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share data)	Three Months Ended March 31,
	2026	2025

Net sales	$189,050	$181,567
Cost of goods sold (exclusive of depreciation and amortization)	72,833	70,484
Gross profit	116,217	111,083

Expenses:
Selling, general and administrative	111,277	107,202
Other income, net	(53)	(158)
Total expenses	111,224	107,044

Income before interest and income taxes	4,993	4,039
Interest income, net	967	1,254

Income before income taxes	5,960	5,293
Income tax expense	1,699	1,515
Net income	$4,261	$3,778

Basic earnings per share:
Common Stock	$0.27	$0.24
Class A Common Stock	$0.25	$0.21

Diluted earnings per share:
Common Stock	$0.26	$0.23
Class A Common Stock	$0.25	$0.21

Cash dividends per share:
Common Stock	$0.33	$0.32
Class A Common Stock	$0.31	$0.30

NEWS RELEASE – May 5, 2026        Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	March 31, 2026	December 31, 2025	March 31, 2025

Assets
Current assets
Cash and cash equivalents	$107,456	$125,325	$111,941
Restricted cash and cash equivalents	6,606	6,547	6,347
Inventories	106,861	96,155	88,704
Prepaid expenses	12,055	10,236	12,025
Other current assets	7,840	11,064	13,722
Total current assets	240,818	249,327	232,739
Property and equipment, net	178,693	177,207	182,002
Right-of-use lease assets	193,783	190,586	193,928
Deferred income taxes	20,786	19,301	18,001
Other assets	13,261	12,631	16,020
Total assets	$647,341	$649,052	$642,690
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,281	$15,447	$16,850
Customer deposits	40,419	35,504	42,760
Accrued liabilities	36,178	46,531	32,361
Current lease liabilities	35,070	35,967	36,676
Total current liabilities	130,948	133,449	128,647
Noncurrent lease liabilities	184,168	180,450	181,065
Other liabilities	25,614	27,224	27,617
Total liabilities	340,730	341,123	337,329

Stockholders’ equity	306,611	307,929	305,361
Total liabilities and stockholders’ equity	$647,341	$649,052	$642,690

NEWS RELEASE – May 5, 2026        Page 6

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net income	$4,261	$3,778
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,283	5,895
Share-based compensation expense	2,376	2,080
Other	(1,454)	(924)
Changes in operating assets and liabilities:
Inventories	(10,706)	(5,285)
Customer deposits	4,915	2,027
Other assets and liabilities	(1,211)	3,124
Accounts payable and accrued liabilities	(7,365)	(4,541)
Net cash (used in) provided by operating activities	(2,901)	6,154

Cash Flows from Investing Activities:
Capital expenditures	(6,954)	(6,127)
Proceeds from sale of land, property, and equipment	21	5
Net cash used in investing activities	(6,933)	(6,122)

Cash Flows from Financing Activities:
Dividends paid	(5,309)	(5,173)
Common stock repurchased	(1,990)	(2,000)
Taxes on vested restricted shares	(677)	(885)
Net cash used in financing activities	(7,976)	(8,058)

Decrease in cash, cash equivalents, and restricted cash equivalents during the period	(17,810)	(8,026)
Cash, cash equivalents, and restricted cash equivalents at beginning of period	131,872	126,314
Cash, cash equivalents, and restricted cash equivalents at end of period	$114,062	$118,288

NEWS RELEASE – May 5, 2026        Page 7

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors as useful information on our operating results and to provide additional information with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures we use in this release may be different from non-GAAP financial measures, including similarly titled measures, used by other companies.

Reconciliation of GAAP measures to EBITDA

	Three Months Ended March 31,
(in thousands)	2026	2025
Income before income taxes, as reported	$5,960	$5,293
Interest income, net	(967)	(1,254)
Depreciation and amortization	6,283	5,895
EBITDA	$11,276	$9,934

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on May 5, 2026 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

About Havertys Furniture
Haverty Furniture Companies, Inc. (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 129 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website www.havertys.com.

NEWS RELEASE – May 5, 2026        Page 8

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2026, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include but are not limited to: competition from national, regional and local retailers of home furnishings; our ability to anticipate changes in consumer preferences; our ability to successfully implement our growth and other strategies; our ability to maintain and enhance our brand; importing merchandise from foreign sources; fluctuations and volatility in the cost of raw materials and components; our dependence on third-party producers to meet our requirements; our vendors' ability to meet our quality control standards or comply with changes to the legislative or regulatory framework regarding product safety; risks in our supply chain, including price, availability and quality of raw materials and components utilized in the products we sell and our ability to forecast our supply chain needs; our reliance on third-party transportation vendors for product shipments from our suppliers; the effects of labor disruptions or labor shortages; and our ability to attract and retain key employees; the rise of oil and gasoline prices; increased transportation costs; damage to one of our distribution centers; the vulnerability of our information technology infrastructure to cyber-attacks, breaches and other disruptions; changes in general domestic and international economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions, and changing government policies, laws and regulations; pending or unforeseen litigation; as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2025 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys Furniture 404-443-2900
Tiffany Hinkle
AVP, Financial Reporting
investor.relations@havertys.com

SOURCE:  Haverty Furniture Companies, Inc.